                              MANAGEMENT AGREEMENT

         AGREEMENT effective as of the 1st day of April, 1997, among Pinecrest Healthcare Consultants, Inc., a Florida corporation, ("Manager"), and OPTION CARE, INC., a California corporation, with its principal office at 100 Corporate North, Suite 212, Bannockburn, Illinois 60015 (hereinafter referred to as "Option Care"), and each of the Option Care affiliated providers which are listed on Exhibit A attached hereto, as amended from time to time, and which become signatories to this Agreement (hereinafter collectively referred to as the "Providers").

                              W I T N E S S E T H:

         WHEREAS, each of the Providers owns and operates or desires to own and operate one or more infusion therapy programs and other outpatient healthcare services programs located within the State of Florida (hereinafter collectively referred to as the "Programs");

         WHEREAS, those Providers which are owned by Option Care shall be referred herein as "OCI Providers" and Providers not owned by Option Care shall be referred to as "Allied Providers;

         WHEREAS, Manager provides management services suited to and designed for the operation of Programs; and

         WHEREAS, Manager desires to provide management services to Option Care and the Providers for the Programs, and Option Care and the Providers desire to procure such services from Manager for the Programs, pursuant to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter contained, the parties hereto agree as follows:

         1.       RETENTION OF MANAGER; AUTHORITY
                  -------------------------------
                  (a) Subject to the terms and conditions of this Agreement, Option Care and the Providers hereby retain Manager to provide management services for the Programs. Manager hereby accepts such retention. Manager agrees it shall devote its full business time and effort exclusively to the management of the Programs for the Providers.

                  (b) Pursuant to this Agreement, Manager shall have the authority and responsibility to manage, supervise and administer the day-to-day operations of the OCI Providers' Programs subject at all times to each OCI Provider's authority over the governance, management and operations of the Program, and Manager's compliance with (i) the policies and procedures adopted by Option Care's Human Resources, Reimbursement, MIS, Accounting and Corporate Compliance Departments, (ii) specific and general directives from Option Care's and each Provider's governing board and management, and (iii) all applicable laws, rules and regulations, including without limitation, as applicable, the Medicare Conditions of Participation for Home Health Agencies, now set forth at 42 C.F.R. ss.484.1 et seq., and if applicable, the Medicare Conditions of Participation for Hospices, now set forth at 42 C.F.R. ss.418.50 et seq., as amended or recodified from time to time or any substitute or successor regulations (collectively, the "Conditions").

                  (c) Notwithstanding anything contained in this Agreement, Manager has no authority to perform any of the following acts on behalf of Option Care or the Providers without Option Care's (or if an Option Care franchised office, the Provider's) prior written approval: enter into, terminate or amend contracts; handle Program funds; execute other documents or instruments; incur indebtedness; hire or fire personnel; or bring or respond to lawsuits or administrative claims.

                  (d) Option Care or any Provider may request in writing that Manger remove a specific Manager employee who is rendering on-site services at a Program location for cause. Cause for removal must be documented in the written request to Manger. Cause for purposes of this Subsection includes, but is not limited to, non-performance and failure to follow reasonable directives from Option Care or the Provider. Within a reasonable time of receiving such a request from Option Care or a Provider, Manager agrees to remove the person in question from the program site and provide a replacement reasonable acceptable to Option Care and the Provider.

         2.       MANAGEMENT OBLIGATIONS OF MANAGER AS TO OCI PROVIDERS
                  -----------------------------------------------------
                  During the term of this Agreement, as to each OCI Provider, subject to the limitations set forth in Section 1, Manager shall either (i) directly perform the services listed in this Section 2 or (ii) where Option Care has retained a General Manager for an OCI Provider, oversee and supervise that General Manager in the performance of the responsibilities set forth in this
Section 2 and ensure that all requirements at this Section 2 are met.:

                  (a) Manage the general operations of each Program, as follows:

                           (i) Provide senior management either of the Provider
or Option Care, as determined by Option Care from time to time, with consultation at Provider's location or Option Care headquarters (with the site to be determined by Option Care) regarding Program operation and development;

                           (ii) Maintain, timely renew and supplement all local,
state and federal applications, certifications, licenses, forms and permits necessary or appropriate for the operation of the Program and provide Option Care's corporate headquarters with copies of all such items;

                           (iii) Seek and maintain the Program's compliance with
all governmental laws, rules and regulations, including the Conditions, as applicable;

                           (iv) Supervise the preparation for and assist in the
conduct of the Program's regulatory surveys and inspections, as follows:


                                    (1) If applicable, obtain and maintain
appropriate state licensure for each Program. Manager will use its best efforts to assist the Program in remedying any deficiencies identified by the state licensing authority;

                    (2) Obtain and maintain certification to participate in Medicare, Medicaid and other reimbursement programs in which the Program participates. Manager will use its best efforts to assist the Program in remedying any deficiencies identified by such Programs; and

                    (3) Obtain and maintain for each Program certification by the Joint Commission of Accreditation of Healthcare Organizations or such alternative accrediting body with which Option Care elects to participate (the "Accreditor"). Manager will use its best efforts to assist the Program in remedying any deficiencies identified by the Accreditor.

               (v) Negotiate and maintain and enhance the Program's contractual arrangements with payors and service providers and lessors and vendors;

               (vi) Supervise plant and equipment maintenance and repair;

               (vii) Implement and maintain operating, organizational, office and personnel policies and procedures for the Program, utilizing Option Care's policies and procedures where available;

               (viii) Subject to approval of Option Care's Human Resources Department, assist and advise the Program regarding personnel matters;

               (ix) Ensure that appropriate insurance coverages for each Program are maintained, including without limitation professional liability insurance coverage;

               (x) Assist the Provider and Option Care's Director of Management Information Systems in supervision and management of the Program's data processing operations and system;

               (xi) Ensure that all staff employed in the operation of the Programs comply with Option Care's Corporate Compliance and other universally applicable Option Care policies and procedures; and

               (xii) Provide other daily management, and sales and administrative functions, as necessary.

          (b) Develop each Program's services and relations, through marketing, community and professional awareness and educational programs and activities;

          (c) Oversee and manage the clinical and professional staff and clinical and professional operations of each Program, as follows:

               (i) Assist the Program in the recruiting of qualified clinical personnel and assist and advise the Program with respect to other clinical personnel matters;

               (ii) Assist with the design and implementation of Continuous Quality Improvement Strategies (CQI) and patient satisfaction measures for the Program which CQI shall be consistent for all Programs and compatible with Option Care's CQI;

               (iii) Assist in the development and implementation of quality assurance and utilization review policies for the Program compatible with Option Care policies and consistent for each Program;

               (iv) Conduct training programs and seminars for professional and non-professional, administrative and clinical personnel of the Program, as necessary (including, without limitation, OSHA training and corporate compliance training).

               (v) Hold staff development and departmental meetings with Provider and Manager personnel, as necessary;

               (vi) Provide to Option Care analyses and evaluations of Program staffing patterns in relation to patient mix, scope of services and number of disciplines;

               (vii) Maintain each Programs medical records system; and

               (viii) Perform medical record/utilization review audits, as necessary.

          (d) Manage the financial affairs of each Provider's Program(s), as follows; provided, however, that all financial statements will be prepared by Option Care:

               (i) Subject to the direction of Option Care's Chief Financial Officer or his/her designee, monitor payments to the program and the depositing of receipts into accounts of the Program;

               (ii) Oversee the Program's collection systems;

               (iii) Oversee daily cash flow and assist with cash flow management;

               (iv) Monitor and review the posting of cash receipts;

               (v) Review and monitor Medicare/Medicaid logs;

               (vi) Supervise the follow-up on outstanding receivables;

               (vii) Review and monitor transaction logs;

               (viii) Oversee the processing and payment of the Program's accounts payable and payroll to the extent these functions are not performed at Option Care's corporate headquarters;

               (ix) Prepare the annual budget for the Program for presentation to and approval by Option Care management;

               (x) Oversee the Provider's accounting staff;

          (e) Manage the aspects of the operations of each Program that are affected by third party reimbursement, as follows:

               (i) Prepare monthly cost reports, if applicable, for purposes of internal management information;

               (ii) Oversee the Provider's reimbursement staff; ensure the preparation of all quarterly interim rate computations, periodic reimbursement reports, annual cost reports and other required data and reports for the Provider's submission to the Program's Medicare fiscal intermediary, Medicaid and other third party payors, as may be necessary under the provisions of laws, rules, regulations and general instructions of Medicare, Medicaid or any other local, state, federal or other program in which the Program participates;

               (iii) Ensure the Provider's reimbursement staff follows applicable law and Option Care reimbursement policies for the Program;

               (iv) Monitor all applicable cost cap and therapy limitations published by third party payors in light of applicable requirements;

               (v) Notify Option Care of and supervise the preparation for and assist in the conduct of Medicare and Medicaid audits, and attend all exit conferences;

               (vi) Review initial reimbursement settlements and proposed audit adjustments and prepare commentary for Option Care's approval for submission to the relevant authorities (e.g., the Medicare fiscal intermediary), as necessary;

               (vii) Provide advice and assistance to the Provider in connection with the pursuit and prosecution of reimbursement appeals; and

               (viii) Assist the Provider in maintaining and updating an appropriate charge structure for its Program.

          (f) Throughout the term of this Agreement, Manager shall submit monthly and annual progress reports to Option Care. Manager's progress reports will address, , Manager's success in meeting defined goals and objectives for services and each Program's operations, and each Program's business plan and such other items as agreed upon by Option Care and Manager. Annual progress reports shall include a report of current staffing and changes thereto over the period, and a report of services delivered by Manager to the Programs.

3.       OBLIGATIONS OF MANAGER AS TO ALLIED PROVIDERS
         ---------------------------------------------
                  During the term of this Agreement, as to each Allied Provider, subject to the limitations set forth in Section 1, Manager shall:

          (a) Assist with the general operations of each Allied Provider's Program, as follows:

               (i) Provide senior management of the Allied Provider with consultation at Provider's location regarding Program operation and development;

               (ii) Ensure that each Allied Provider timely renews and supplements all local, state and federal applications, certifications, licenses, forms and permits necessary or appropriate for the operation of the Program;

               (iii) Ensure that each Allied Provider offices maintains the Program's compliance with all governmental laws, rules and regulations, including the Conditions, as applicable;

               (iv) Assist in the preparation for and the conduct of the Program's regulatory surveys and inspections, as follows:

                    (1) Manager will use its best efforts to assist the Program in remedying any deficiencies identified by the state licensing authority;

                    (2) Assist the Allied Provider with obtaining and maintaining certification to participate in Medicare, Medicaid and other reimbursement programs in which the Program participates. Manager will use its best efforts to assist the Program in remedying any deficiencies identified by such programs; and

                    (3) Assist the Allied Provider with obtaining and maintaining for each Program certification by the Joint Commission of Accreditation of Healthcare Organizations or such alternative accrediting body with which Option Care elects to participate (the "Accreditor"). Manager will use its best efforts to assist the Program in remedying any deficiencies identified by the Accreditor.

               (v) Assist the Allied Provider with negotiating and maintaining and enhancing the Program's contractual arrangements with payors and service providers and lessors and vendors;

               (vi) Assist Allied Provider in maintaining plant and equipment maintenance and repair;

               (vii) Monitor implemented and maintenance of operating, organizational, office and personnel policies and procedures for the Program, utilizing Option Care's policies and procedures where available;

               (viii) Subject to approval of Option Care's Human Resources Department, assist and advise the Program regarding personnel matters;

               (ix) Monitor status of appropriate insurance coverages for each Program, including without limitation professional liability insurance coverage;

               (x) Assist the Allied Provider in supervision and management of the Program's data processing operations and system;

               (xi) Monitor whether all staff employed in the operation of the Programs comply with Option Care's Corporate Compliance and other universally applicable Option Care policies and procedures; and

               (xii) Provide other daily management, and sales and administrative assistance, as necessary.

          (b) Assist each Program with marketing, community and professional awareness and educational programs and activities;

          (c) Assist Allied Provider with the clinical and professional staff and clinical and professional operations of each Program, as follows:

               (i) Assist the Program in the recruiting of qualified clinical personnel and assist and advise the Program with respect to other clinical personnel matters;

               (ii) Assist with the design and implementation of Continuous Quality Improvement Strategies (CQI) and patient satisfaction measures for the Program which CQI shall be consistent for all Programs and compatible with Option Care's CQI;

               (iii) Assist in the development and implementation of quality assurance and utilization review policies for the Program compatible with Option Care policies and consistent for each Program;

               (iv) Conduct training programs and seminars for professional and non-professional, administrative and clinical personnel of the Program, as necessary (including, without limitation, OSHA training and corporate compliance training).

               (v) Hold staff development and departmental meetings with Provider and Manager personnel, as necessary;

               (vi) Provide to Allied Provider analyses and evaluations of Program staffing patterns in relation to patient mix, scope of services and number of disciplines;

               (vii) Assist each Program with medical records system maintenance; and

               (viii) Perform medical record/utilization review audits, as necessary.

          (d) Ensure that Allied Provider is managing the financial affairs of Program, as follows; provided, however, that all financial statements will be prepared by Allied Provider:

               (i) Review the Program's collection systems;

               (ii) Review daily cash flow and assist with cash flow management;

               (iii) Review the posting of cash receipts;

               (iv) Review and monitor Medicare/Medicaid logs;

               (v) Supervise the follow-up on outstanding receivables;

               (vi) Review and monitor transaction logs;

               (vii) Review the processing and payment of the Program's accounts payable and payroll;

               (viii) Monitor whether the Provider's reimbursement staff follows applicable law and Option Care reimbursement policies for the Program;

               (ix) Monitor all applicable cost cap and therapy limitations published by third party payors in light of applicable requirements;

               (x) Notify Option Care of and assist in the conduct of Medicare and Medicaid audits, and attend all exit conferences;

               (xi) Review initial reimbursement settlements and proposed audit adjustments, as necessary;

               (xii) Provide advice and assistance to the Provider in connection with the pursuit and prosecution of reimbursement appeals; and

               (xiii) Assist the Provider in maintaining and updating an appropriate charge structure for its Program.

          (f) Throughout the term of this Agreement, Manager shall submit monthly and annual progress reports to Option Care. Manager's progress reports will address Manager's success in meeting defined goals and objectives for services and each Program's operations, and each Program's business plan and such other items as agreed upon by Option Care and Manager. Annual progress reports shall include a report of current staffing and changes thereto over the period, and a report of services delivered by Manager to the Programs.

4. Obligations of Option Care and the Providers
   --------------------------------------------
          (a) Option Care and the Providers agree that each of the Programs shall be, subject to the obligations of Manager to provide the management services set forth herein, operated and maintained as a duly certified, licensed and accredited home health agency or hospice, as the case may be, in accordance with, as applicable: (i) the Conditions; (ii) the provisions contained in the Medicare "Home Health Agency manual", HIM-11, the "Hospice Manual", HIM-21;
(iii) other applicable Medicare or Medicaid manuals and general instructions;
(iv) any and all other applicable federal, state or local laws, rules or regulations; and (v) all supplements, amendments, substitutions or additions to any of the foregoing.

          (b) The Providers shall employ for each of the Programs, directly or under arrangement, a clinical staff competent to provide clinical services in conformity with the standards now or hereafter prescribed by any law, rule or regulation which may be applicable to the operation of the Programs, including the Conditions. The Providers also will furnish all personnel required for the operation of each Program including a General Manager and adequate administrative staff, either on-site or at Option Care corporate headquarters. Option Care and the Providers shall ensure that such personnel cooperate with Manager in the discharge of Manager's duties under this Agreement and comply with the reasonable instructions provided by Manager from time to time. In performing their functions relative to the Programs', such personnel will be accountable to Manager; and

          (c) A representative of Manager may be requested to attend meetings of Providers' governing boards relating to the operation of a Program. At meetings or portions thereof attended by Manager, representatives of Manager shall be permitted to participate in discussions of Program operations, but shall not be entitled to vote. Option Care and the Providers shall deliver to Manager a copy of resolutions, directives and authorizations which affect the services provided by Manager under this Agreement.

5. TERM AND TERMINATION
   --------------------
          (a) This Agreement shall have a term of three (3) years beginning on the date set forth in the preamble and continuing thereafter on a year to year basis unless with each party giving written notice at least 90 days prior to the end of the current term of its written notice unless earlier terminated in accordance with this Section 5 or any of the other provision of this Agreement addressing termination.

          (b) Option Care shall have the power to terminate this Agreement as follows:

               (i) If Manager breaches or defaults in the performance of any material term, condition or undertaking set forth herein and fails to cure such breach or default within thirty (30) days of its receipt of written notice from Option Care describing in detail the occurrence and nature of the breach or default, or fails to submit a plan reasonably acceptable to Option Care for curing the breach or default within such thirty (30) day period and to thereafter diligently cure the breach or default pursuant to the plan if the breach or default cannot reasonably be cured within the thirty (30) day period; provided, however, that any such plan must provide for cure of the breach within a sixty (60) day period from the date of the breach; and further provided that for any breach involving violation by Manager of any federal or state law, regulation or rule, the cure period shall be limited to ten (10) days;

               (ii) Immediately upon written notice if Manager becomes insolvent, has a petition in bankruptcy filed with respect to it which is not dismissed or discharged within thirty (30) days or makes an assignment for the benefit of creditors;

               (iii) Immediately upon written notice if Manager or any of its employees is barred or suspended from participation in the Medicare or Medicaid Programs; and

               (iv) Immediately upon written notice in the event of the actual revocation, termination or suspension of any certification (including Medicare and Medicaid), license or permit of any Option Care Providers or Option Care Providers' business required by federal or state law which shall or may materially and adversely affect any of the Program's business, if such revocation, termination or suspension was due wholly or in part to the negligence or misconduct of Manager in the performance of its duties under this Agreement.

          (c) Manager shall have the power to terminate this Agreement as follows:

               (i) If Option Care or a Provider breaches or defaults in the performance of any material term, condition or undertaking set forth herein and fails to cure such breach or default within thirty (30) days of its receipt of written notice from Manager describing in detail the occurrence and nature of the breach or default, or fails to submit a plan for curing the breach or default within such thirty (30) days period and to thereafter diligently cure the breach or default pursuant to the plan if the breach or default cannot reasonably be cured within the thirty (30) day period; provided, however, that any such plan must provide for cure of the breach within a sixty (60) day period from the date of the breach; and further provided for any breach or default involving the payment of money or the actual violation by Option Care or a Provider of any federal or state law, regulation or rule, the cure period shall be limited to ten (10) days;

               (ii) Immediately upon written notice if Option Care or a Provider has a petition in bankruptcy filed with respect to it which is not dismissed or discharged within thirty (30) days or makes an assignment for the benefit of creditors;

               (iii) Immediately upon written notice in the event of the actual revocation, termination or suspension of any certification (including Medicare and Medicaid certification), license or permit of Option Care Providers required by federal or state law which shall or may materially and adversely affect any of the Program's business; and

          (d) If this Agreement is terminated prior to its expiration date, Manager shall be paid any bonus due hereunder pro-rated to such termination date. If this Agreement is terminated by Option Care without cause, then Manager shall be paid for the remainder of the initial 3 year term in accordance with this Agreement.

6. Insurance and Indemnity
   -----------------------

          (a) Manager shall carry and maintain in force insurance to cover liabilities arising out of the services provided by Manager hereunder, including general liability insurance with limits of at least $1.0 million per occurrence and $3.0 million in the aggregate, errors and omission insurance with a limit of at least $1.0 million and workers' compensation insurance as prescribed by law. Option Care and each of the Providers shall carry and maintain in force insurance to cover liabilities arising out of the operation of the Programs, including professional and general liability insurance with limits of at least $1.0 million per occurrence and $3.0 million in the aggregate and workers' compensation insurance as prescribed by law.

          (b) Option Care and each Provider shall indemnify and hold harmless Manager (including Manager's directors, officers, employees and agents, individually and collectively) from and against any and all claims, liabilities, damages, fines, penalties, taxes, costs and expenses, including reasonable attorneys' fees and costs of settlement, which any such party may suffer, sustain or become subject to as a result of (i) the negligence or other wrongful conduct (including, without limitation, misrepresentation, fraud, willful misconduct, violations of law or breach of contract) of Option Care or any Provider or their respective directors, officers or employees in the operation of the Programs' business or the performance of Option Care's or any Provider's obligations hereunder; (ii) any existing or future debts, liabilities or obligations of Option Care or any Provider relative to any Program; or (iii) any acts or omissions of Manager or any of its officers, employees or agents taken or not taken (following delivery by Manager to Option Care of Manager's written objection to the proposed act or omission, which objection is not heeded by Option Care) pursuant to the policies, procedures or directives of Option Care or any Provider, their respective governing boards, officers or employees.

          (c) Manager shall indemnify and hold harmless Option Care and each Provider (including their respective directors, officers, employees and agents, individually and collectively) from and against any and all claims, liabilities, damages, fines, penalties, taxes, costs and expenses, including reasonable attorneys' fees and costs of settlement, which any such party may suffer, sustain or become subject to as a result of the negligence or other wrongful conduct (including, without limitation, misrepresentation, fraud, willful misconduct, violations of law or breach of contract) of Manager or any of their directors, officers, employees or agents in the performance of Manager's obligations hereunder.

          (d) The obligations of the parties under this Section 6 shall survive termination of this Agreement.

7. ASSIGNMENT
   ----------
   Neither party may assign any of its rights or obligations under this Agreement to any other person, firm or entity without the express prior written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the legal representatives, permitted assigns and successors of the parties hereto.

8. NOTICES
   -------
   Notices required hereunder shall be effective if in writing and when delivered in person or sent by Certified Mail, postage prepaid, to the General Counsel of Option Care or the President of Manager or the President of any Provider at the appropriate address set forth in the preamble of this Agreement or such other addresses as either party may designate in writing to the other party in accordance with this Section 8.

9. ACCESS TO BOOKS AND RECORDS
   ---------------------------

          (a) For a period of four (4) years following the last date Manager furnishes services pursuant to this Agreement for a Medicare-certified Program, Manager shall make available upon written request of the Secretary of the United States Department of Health and Human Services, the United States Comptroller General and their duly authorized representatives, all contracts, books, documents and records of Manager to the extent required by 42 U.S.C. ss.1395x(v)(1)(l) (as amended or recodified from time to time or any substitute or successor statute) and lawful regulations promulgated thereunder. Manager shall notify Option Care within ten (10) days of its receipt of such a request and of Manager's proposed response to the request.

          (b) If Manager carries out any of its duties under this Agreement through a subcontract with a value of $10,000.00 or more over a twelve (12) month period with a related organization, such subcontract shall contain a clause to the effect that until four (4) years after the furnishing of such services pursuant to such subcontract, such related organization shall make available, upon written request of the Secretary of the United States Department of Health and Human Services, the United States Comptroller General or any of their duly authorized representatives, the subcontract and the books, documents and records of such organization to the extend required by 42 U.S.C. ss.1395x(v)(1)(l) (as amended or recodified from time to time or any substitute or successor statute) and lawful regulations promulgated thereunder.

10. ENTIRE AGREEMENT
    ----------------
   This instrument contains the entire agreement of the parties with respect to the subject matter hereof. Any and all prior agreements, promises, inducements, negotiations or representations not expressly set forth in this Agreement are superseded hereby and are void and of no force and effect.

11. AMENDMENTS
    ----------
   This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

12. SEVERABILITY
    ------------
   Every provision of this Agreement is intended to be severable. In the event that any provision of this Agreement is rendered illegal, invalid or unenforceable by a federal or state law, rule or regulation, or declared illegal, invalid or unenforceable by any court of competent jurisdiction, the remaining provisions hereof shall remain in full force and effect. Notwithstanding the foregoing, however, and subject to the parties' obligations under Section 17, in the event that the removal of any provision of this Agreement by such cause has or may have the effect of materially and adversely altering the obligations of either party in such a manner as, in the reasonable judgment of the party affected, will cause serious financial or other hardship to such party, the party so affected shall have the right to terminate this Agreement upon thirty (30) days' prior written notice to the other party.

13. HEADINGS
    --------
   Headings are used herein solely for the convenience of the parties and are not part of this Agreement.

14. APPLICABLE LAW
    --------------
   This Agreement shall be governed by, construed and interpreted in accordance with the internal laws of the State of Illinois, notwithstanding its conflict of laws rules.

15. WAIVER OF BREACH
    ----------------
   The Waiver by a party of a breach of or default under any term or provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach or default under the same or any other term or provision of this Agreement by that party.

16. STATUS OF RELATIONSHIP
    ----------------------
   It is understood and agreed that the parties to this Agreement are independent contractors, and nothing herein shall be construed to establish a partnership or joint venture relationship between the parties. Each party has sole responsibility for the payment of each of its employee's wages, payroll taxes and benefits. By virtue hereof, neither party assumes, directly or by implication, the debts, obligations, taxes or liabilities of the other party.

17. LIMITED RENEGOTIATION
    ---------------------
   This Agreement shall be construed to be in accordance with any and all Federal (including Medicare and Medicaid) and state statutes, rules, regulations, principles and interpretations. In the event there is a change in Medicare, Medicaid or other federal or state statutes or regulations or in the interpretation thereof, or in the event a claim is threatened, made or filed by a government agency, which renders any of the material terms of this Agreement unlawful, or asserts that any such terms are unlawful, the parties shall promptly and in good faith renegotiate the affected term or terms to remedy such condition in such a manner that will preserve, in all material respects, the underlying economic, financial and business relationship of the parties. If the parties are unable to renegotiate such term or terms within thirty (30) days, despite their good faith efforts, either party may terminate this Agreement upon written notice to the other party.

18. FORCE MAJEURE
    -------------
   If either Option Care of Manager is delayed or prevented from fulfilling any of its obligations under this Agreement by force majeure, such party shall not be liable under this Agreement for the delay or failure. "Force majeure" means any cause beyond the reasonable control of a party, including but not limited to an act of God, act or omission of civil or military authorities of a state or nation, fire, strike, flood, riot, war, delay of transportation, or inability due to any of these causes to provide or obtain necessary labor, materials or facilities.

19. EXCLUSIVITY
    -----------
   Manager agrees and shall cause each of its employees to agree that during the term of this Agreement, it shall provide management services only for the Programs and shall not engage, directly or indirectly, in the provision of healthcare management or consulting services for any other persons or entities; provided that Option Care may, directly or indirectly through one or more of its subsidiaries, internally provide management services for such Programs.

   The Manager's sole employees shall consist of Marc Parness, David Davis and Irwin Halperin. Each of Parness, Davis and Halperin shall be full-time employees of Manager. Parness, Davis and Halperin shall be deemed to be and construed as employees of Manager and not of Option Care.

20. DISPUTE RESOLUTION
    ------------------
   Any material dispute between the parties arising under this Agreement which is not resolved by good faith negotiation may be submitted by either party to non-binding arbitration in Chicago, Illinois, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The costs of arbitration shall be borne equally be the parties and each party shall bear its own attorney's fees and other cots. Either party may appeal an arbitration award to any court of competent jurisdiction.

21. FEES
    ----

   21.1 (a) Option Care shall pay the Manager a fee (the "Fee") in equal monthly installments based upon Five Hundred Forty-Five Thousand Dollars ($545,000) per annum. Manager shall not be entitled to participate in any fringe benefits offered by Option Care. Manager shall be responsible for payment of all withholding and other taxes and fringe benefits for its employees.

          (b) The Fee shall be reduced by one-third (1/3) for each of Parness, Davis and Halperin's termination of full-time employment with the Manager for any reason.

          (c) The Fee will be increased on each anniversary date by the change in the Consumer Price Index from the previous anniversary date, but not more than four percent (4%), on each anniversary date of this Agreement.

          (d) The Fee will be paid on the fifteenth (15th) of each month.

   21.2 In addition to the Fee, Option Care shall reimburse the Manager pursuant to Option Care's normal reimbursement policies, for those reasonable direct expenses approved by Option Care. However, Manager's maximum care allowance shall be nine cents (.09) per business mile.

   21.3 The Fee plus Manager's approved direct expenses plus Manager's secretarial expenses plus Manager's office space expense shall be charged back by Option Care in accordance with the formula described below to (a) the Miami location business revenue, (b) Option Care's company-owned Florida location revenues (other than Miami), and (c) Option Care's royalty collections from Florida Franchisees.

   Each of a, b and c hereof shall be divided by the total of a, b and c and then multiplied by the sum of the Fee plus direct expenses plus office space plus secretarial expense; such final amount shall be charged back monthly to and included in the P&L of the appropriate entity prior to any calculation of the bonus hereunder.

22. BONUS
    -----
   In addition to the Fee, Manager shall be eligible for a bonus for each of three twelve month periods, the first period commencing March 1, 1997 and ending February 28, 1998 (the "1997 period"), the second period commencing March 1, 1998 and ending February 28, 1999 (the "1998 period"), and the third period commencing March 1, 1999 and ending February 29, 2000 (the "1999 period"), to be determined as follows and paid within sixty (60) days following the last day of each such period:

          (a) For the Miami location (exclusive of CritiCare), thirty percent ( 30%) of its pre-tax earnings over and above the EBITDA dollar target specified for such period in the Purchase Agreement of even date herewith among Home Pharmacy, Inc., its shareholders and Option Care (the "Purchase Agreement");

          (b) For each existing Option Care Enterprises, Inc. office located in the State of Florida (exclusive of the Miami location), twenty percent (20%) of the first fifteen percent (15%) of pre-tax earnings EBITDA margin and forty percent (40%) of any EBITDA margin over and above a fifteen percent (15%) margin. For example, assuming $1 million of net sales and a cost of goods and expense (exclusive of interest and tax) totaling $750,000, a pre-tax margin of $250,000 or 25% would have been achieved. And, on the first 15% or $150,000, 20% of $150,000 or $30,000 would be payable. And, on the portion of the $250,000 over and above the 15% pre-tax margin (i.e., $250,000 minus $150,000 equals $100,000), 40% would be payable or $40,000. In this example, a total bonus payment of $70,000 would be payable.

          (c) For each Option Care franchise located in the State of Florida, thirty-five percent (35%) of any annual gain documented and collected by Option Care in same store royalties over and above the royalty amounts paid Option Care by such franchises in the immediately preceding period.

          (d) For each Option Care franchise established in Florida subsequent to March 24, 1997, ten percent (10%) of the franchise origination fee received by Option Care plus twenty percent (20%) of the royalties paid to Option Care by the new franchise within twelve (12) months of execution of its Franchise Agreement.

          (e) For each location purchased by Option Care Enterprises, Inc. subsequent to March 24, 1997 in the State of Florida, twenty percent (20%) of any pre-tax earnings over and above the applicable EBITDA targets described in the definitive agreement to purchase for that particular location.

                  (f) The bonus for any final fractional period of this Agreement shall be pro-rated for the months of the final year this Agreement is in effect.

         IN WITNESS WHEREOF, Option Care and Manager have caused this Agreement to be executed by their duly authorized representative as of the date first set forth above.

                                                     OPTION CARE, INC.
                                                     a California corporation

                                       By:
                                          -------------------------------------
                                      Its:
                                          -------------------------------------

                                        PINECREST HEALTHCARE CONSULTANTS,
                                        INC.

                                       By:
                                          -------------------------------------
                                      Its:
                                          -------------------------------------